Exhibit 99.1

NEWS RELEASE

For Immediate Release:
6/30/2017

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com

CB&I Completes Sale of Capital Services Business

THE WOODLANDS, Texas – June 30, 2017 – CB&I (NYSE: CBI) today announced it has completed the sale of its Capital Services business to an affiliate of private equity firm Veritas Capital. CB&I and Veritas Capital agreed to amend the sales price to $700 million, with net proceeds of approximately $650 million after working capital adjustments and transaction costs. CB&I will record an additional non-cash pre-tax charge of approximately $50 million in the second quarter of 2017 to account for the change in sales price.

"I would like to congratulate the Veritas Capital and CB&I teams on the successful and timely close of the transaction," said Patrick K. Mullen, who assumes the role of CB&I's Chief Executive Officer July 1. "Completing the sale of our Capital Services business is a significant milestone in CB&I's plan to delever our balance sheet, and we expect an additional positive impact on our overall business by recognizing related cost synergies."

About CB&I
CB&I (NYSE:CBI) is a leading provider of technology and infrastructure for the energy industry. With over 125 years of experience, CB&I provides reliable solutions to our customers around the world while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.CBI.com.
Important Information For Investors And Shareholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as "achieve," "forecast," "plan," "propose," "strategy," "envision," "hope," "will," "continue," "potential," "expect," "believe," "anticipate," "project," "estimate," "predict," "intend," "should," "could," "may," "might" or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and "Forward-Looking Statements" described under "Risk Factors" in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2016, and any updates to those risk factors or "Forward-Looking Statements" included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com